EXHIBIT (a)(1)(i)

                           OFFER TO PURCHASE FOR CASH

                                       BY

                            BELLAVISTA CAPITAL, INC.

                                       OF

                    UP TO 750,000 SHARES OF ITS COMMON STOCK

                             AT $2.25 NET PER SHARE

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., PACIFIC STANDARD TIME, ON NOVEMBER 10, 2006, UNLESS THE TENDER OFFER IS EXTENDED.

         BellaVista Capital, Inc., a Maryland corporation (the "Company"), is offering to purchase for cash up to 750,000 shares of its common stock, par value $0.01 per share, at a purchase price of $2.25 per share net to the seller in cash without interest, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $0.01 per share, of the Company.

         Only shares properly tendered and not properly withdrawn will be purchased, on the terms and subject to the conditions of the tender offer. However, because of the proration provisions described in this document, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1. To tender shares properly, you must properly complete and duly execute the letter of transmittal.

         We reserve the right, in our sole discretion, to purchase more than 750,000 shares in the tender offer, subject to applicable law.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE
SECTION 6.

         The shares are not traded or listed for trading on any market or exchange. Therefore, no current market prices for the securities are available.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER. SEE SECTION 10.

Questions and requests for assistance may be directed to the Company at the address and telephone numbers set forth on the back cover page of this offer to purchase. Requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery, or any document incorporated herein by reference, may be directed to the Company.

                         ------------------------------

                                    IMPORTANT

         If you wish to tender all or any part of your shares, you should complete and sign a letter of transmittal, or a facsimile of it, according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to the Company and mail or deliver the share certificates to the Company together with any other documents required by the letter of transmittal.

         The tender offer is not being made to (nor will any tender of shares be accepted from or on behalf of) holders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such jurisdiction and extend the tender offer to holders in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

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


                               SUMMARY TERM SHEET

         We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should understand that it does not describe all of the details of the tender offer to the same extent described in this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

         BellaVista Capital, Inc., which we refer to as "we," "us" or the "Company," is offering to purchase shares of its common stock, par value $0.01 per share, in a self-tender offer.

What will the purchase price for the shares be and what will be the form of payment?

         Stockholders whose shares are purchased in the tender offer will be paid $2.25 per share in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Section 1.

How many shares will the Company purchase?

         We will purchase 750,000 shares validly tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. 750,000 shares represents approximately 5% of our outstanding common stock. We also expressly reserve the right to purchase an additional number of shares not to exceed 2% of the outstanding shares, and could decide to purchase more shares, subject to applicable legal requirements. As of October 13, 2006, there were 14,991,325 shares issued and outstanding. See Section 1. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 6.

Why is the Company making the tender offer?

         The Company has publicly stated that it did not intend to engage in any redemptions of Shares prior to the end of 2008, and it has not changed its suspension of redemptions. However, a group of entities associated with Mackenzie Patterson Fuller, Inc. (collectively "MPF") have made an unsolicited tender offer (the "MPF Offer") to you and your fellow shareholders to purchase up to 750,000 Shares at $1.75 per Share. This is the fourth in series of MPF tender offers for Shares. The first MPF offer was in June of 2005 for a price of $2.25 per share, the second was in October of 2005 for a price of $2.25 per Share, and the third was in April of 2006 also at $2.25 per Share. Though the Company's performance and operations have resulted in increases in its publicly reported estimated asset value per share in each of the succeeding fiscal quarters since the first MPF offer, and MPF gives no reason for the reduction in price in its current offer, they have reduced the MPF Offer price by $0.50 per Share, or more than 22%. The Company believes the MPF Offer is an overly opportunistic effort by MPF to capitalize on the illiquidity of the Shares. The Company believes the value of the Shares is substantially in excess of both the MPF Offer price of $1.75 and the Company's Offer price of $2.25 per Share. Accordingly, the Company recommends that you and your fellow Shareholders reject the MPF Offer and not tender any Shares in connection with the MPF Offer. As the Company's competing offer is made solely in response to the MPF Offer, the Board remains neutral with respect to the Company Offer and does not make any recommendation as to whether you should tender or refrain from tendering your shares in response to the Company Offer. Nevertheless, the Company recognizes that some Shareholders may have a pressing need or desire to liquidate their Shares at this time. Given the overly opportunistic nature of the MPF Offer, the Company believes that it is in the best interest of the Company and its Shareholders to provide these Shareholders an opportunity to liquidate at a price in excess of the MPF Offer price.


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

How will the Company pay for the shares?

         Assuming we purchase 750,000 shares in the tender offer at the purchase price of $2.25 per share, $1,687,500 will be required to purchase such shares. The Company has available liquid capital for purposes of funding the purchase of shares. The tender offer is not conditioned upon the receipt of financing. See Sections 6 and 8.

How long do I have to tender my shares?

         You may tender your shares until the tender offer expires. The tender offer will expire on November 10, 2006, at 5:00 p.m., Pacific Standard Time, unless we extend it. November 10, 2006, or such date to which the offer may be extended, is sometimes referred to below as the "expiration date." See Section
1. We may choose to extend the tender offer for any reason, subject to applicable laws. See Section 13.

How will I be notified if the Company extends the tender offer?

         We will issue a press release by 9:00 a.m., Pacific Standard Time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section 1.

What will happen if I do not tender my shares?

         Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. See
Section 2.

Are there any conditions to the tender offer?

         Yes. Our obligation to accept and pay for your tendered shares depends upon a number of conditions, including:

          - No legal action shall be pending, or shall have been threatened or taken, that might adversely affect the tender offer.

          - No commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism.

          - No significant decrease in the value of our common stock or in the price of equity securities generally and no adverse changes in the U.S. stock markets or credit markets shall have occurred during the tender offer.

          - No one shall have proposed, announced or made a tender or exchange offer (other than the MPF Offer and this tender offer), merger, business combination or other similar transaction involving us.

          - No one (including certain groups) other than MPF shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission prior to October 13, 2006). In addition, no new group shall have been formed which beneficially owns more than 5% of the outstanding shares. Finally, no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our assets or securities.

          - No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred during the tender offer. See Section 6.

How do I tender my shares?

         To tender your shares, prior to 5:00 p.m., Pacific Standard Time, on November 10, 2006, unless the tender offer is extended, you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to the Company at the address appearing on the back cover page of this document.

Once I have tendered shares in the tender offer, can I withdraw my tender?

         You may withdraw any shares you have tendered at any time before 5:00 p.m., Pacific Standard Time, on November 10, 2006, unless we extend the tender offer, in which case you may withdraw tendered shares until the tender offer, as so extended, expires. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after December 10, 2006.

How do I withdraw shares I previously tendered?

         You must deliver, on a timely basis, a written, telegraphic or facsimile notice of your withdrawal to the Company at the address appearing on the back cover page of this document. Your notice of withdrawal must include the number of shares to be withdrawn and the name of the registered holder of these shares. See Section 4.

Has the Company or its board of directors adopted a position on the tender offer?

         Our board of directors has approved the tender offer. However, neither we nor our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. See Section 2.

Will the Company's directors and executive officers tender shares in the tender offer?

         Our directors and executive officers have advised us that they do not plan to tender any shares in the tender offer. See Section 10.

Following the tender offer, will the Company continue as a public company?

         We do not believe that our purchase of shares in the tender offer, alone or in combination with the MPF Offer, will cause our remaining shares to be eligible for deregistration under the Securities Exchange Act of 1934 (the "Exchange Act"). It is a condition of our obligation to purchase shares pursuant to the tender offer that there not be any reasonable likelihood, as determined by us in our reasonable judgment, that these events will occur. See Section 6.

What happens if more than 750,000 shares are tendered in the tender offer?

         We will purchase shares on a pro rata basis from all shareholders who have validly tendered their shares and not withdrawn them as of the expiration date.

When will the Company pay for the shares I tender?

         We will pay the purchase price, net to you in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. In the event of proration, we do not expect to be able to commence payment for shares until approximately 10 business days after the expiration date. See Section 5.

What is the recent market price of my the Company shares?

         There is no public market for the Company's shares, so no market prices are available for purposes of evaluating the offer price. In connection with the


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

Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2006, the Company estimated that the net asset value of the Company is approximately $4.40 per Share. No independent appraisal or opinion has been obtained to support the Company's analysis and, as there is no public market for the Shares, the Company's estimated value does not constitute a market value for the Shares but only the estimated value of the Company's assets. The Company has no plans to liquidate its assets and there can be no assurance as when or whether Shareholders will be able to liquidate Shares or what value they might realize upon such liquidation, other than through the current offers. The Company Offer price was established solely for the purpose of providing Shareholders who may need or desire an immediate liquidation of Shares with an opportunity to sell their Shares for a better price than offered by MPF. In doing so, the Company selected $2.25 as the price because it is the price that was offered by MPF in its three prior tender offers over the last 17 months, and these three offers represent the only recent opportunities for liquidity. The Company therefore determined to offer Shareholders at least the price offered to those who sold during the last year, and a price which, if it is accepted by Shareholders tendering Shares, will nevertheless benefit the remaining Shareholders by potentially increasing the value of those Shares that remain outstanding. See Section 7.

Will I have to pay brokerage commissions if I tender my shares?

         If you are a registered stockholder and you tender your shares directly to the Company, you will not incur any brokerage commissions. See Section 2.

What are the U.S. federal income tax consequences if I tender my shares?

         Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. In addition, the receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment, or (2) a dividend. Any non-United States holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 12.

Will I have to pay any stock transfer tax if I tender my shares?

         If you instruct the Company in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom can I talk to if I have questions?

         You may contact the Company at the following address with any questions you may have concerning the offer:

                            BellaVista Capital, Inc.
                              c/o Diane Christensen
                         420 Florence Street, Suite 200
                           Palo Alto, California 94301
                            Telephone (650) 328-3060
                            Facsimile (650) 328-3066


                           FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements. All statements other than statements of historical fact may be forward-looking statements. These include statements regarding the Company's future financial results, operating results, business strategies, projected costs and capital expenditures, products, competitive positions, and plans and objectives of management for future operations. Forward-looking statements may be identified by the use of words such as "may," "will," "should," "expect," "plan," anticipate," "believe," "estimate," "predict," "intend" and "continue," or the negative of these terms, and include the assumptions that underlie such statements. The Company's actual results could differ materially from those expressed or implied in these forward-looking statements as a result of various risks and uncertainties, including, without limitation, the following:

     o Risks inherent in real estate lending and investment, including the risk of default, the risks inherent in seeking to realize on collateral upon a default, and the risks of fluctuation in the value of collateral;
     o Risks related to fluctuations in the real estate markets, which may affect both the demand for real estate financing provided by the Company and the terms available for such financing, as well as the demand and prices for real estate held by the Company;
     o Construction loan risks, including the risk that the completed property may not have the market value projected prior to construction and the risk that the property may not be completed at the cost and in the time initially projected;
     o Risks related to damage of real property collateral due to natural disasters, including earthquake and flood, terrorism or acts of war which may not be insured or insurable;
     o Risks relating to general economic conditions, which may affect the supply of and demand for capital and the rates of return available to lenders and real estate investors;
     o Risks relating to environmental liability, which may affect the value of real estate and create potential liability to tenants or neighboring properties and cause the Company to incur cleanup costs; and
     o Risks relating to legislation and regulation, which may affect the Company's ability to conduct its operations or increase the costs of operations.

IN ADDITION, PLEASE REFER TO OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL
YEAR ENDED SEPTEMBER 30, 2005, WHICH IS INCORPORATED BY REFERENCE HEREIN, FOR INFORMATION ON THESE AND OTHER RISK FACTORS. EXCEPT AS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO MAKE ANY REVISIONS TO THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT OR TO UPDATE THEM TO REFLECT EVENTS OR CIRCUMSTANCES OCCURRING AFTER THE DATE OF THIS DOCUMENT.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET..............................................................
FORWARD-LOOKING STATEMENTS .....................................................
THE TENDER OFFER................................................................
SECTION 1.   Number of Shares; Proration........................................
SECTION 2.   Purpose of the Tender Offer; Certain Effects of the Tender
             Offer; Plans and Proposals.................
SECTION 3.   Procedures for Tendering Shares....................................
SECTION 4.   Withdrawal Rights..................................................
SECTION 5.   Purchase of Shares and Payment of Purchase Price...................
SECTION 6.   Conditions of the Tender Offer.....................................
SECTION 7.   Determination of Offer Price; Dividends............................
SECTION 8.   Source and Amount of Funds.........................................
SECTION 9.   Certain Information Concerning the Company.........................
SECTION 10.  Directors and Executive Officers; Transactions and Agreements
             Concerning Shares.......................
SECTION 11.  Legal Matters; Regulatory Approvals................................
SECTION 12.  U.S. Federal Income Tax Consequences...............................
SECTION 13.  Extension of the Tender Offer; Termination; Amendment..............
SECTION 14.  Fees and Expenses..................................................
SECTION 15.  Miscellaneous......................................................
























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



                                THE TENDER OFFER

SECTION 1.      NUMBER OF SHARES; PRORATION

         GENERAL. Upon the terms and subject to the conditions of the tender offer, the Company will purchase 750,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at a purchase price of $2.25 per share, net to the seller in cash, without interest.

         The term "expiration date" means 5:00 p.m., Pacific Standard Time, on November 10, 2006, unless and until the Company, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by the Company, shall expire. See
Section 13 for a description of the Company's right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission, the Company may, and the Company expressly reserves the right to, purchase under the tender offer an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer. See Section 13. In the event of an over-subscription of the tender offer as described below, shares tendered will be subject to proration. Except as described herein, withdrawal rights expire on the expiration date.

         If (1)(a) the Company increases or decreases the price to be paid for shares, (b) the Company increases the number of shares being sought in the tender offer and this increase in the number of shares being sought exceeds 2% of the outstanding shares, or (c) the Company decreases the number of shares being sought, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in Section 13, the tender offer will be extended until the expiration of ten business days from the date that notice of any increase or decrease is first published. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Pacific Standard Time.

         The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See
Section 6.

         Only shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the proration provisions of the tender offer, all of the shares tendered will not be purchased if more than the number of shares the Company seeks are properly tendered. All shares tendered and not purchased under the tender offer, including shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense promptly after the expiration date. Stockholders can specify the order in which their shares will be purchased in the event that, as a result of the proration provisions, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the order of shares purchased will be selected by the Company. If the number of shares properly tendered and not properly withdrawn prior to the expiration date is fewer than or equal to 750,000 shares, or such greater number of shares as the Company may elect to purchase, subject to applicable law, the Company will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

         PRORATION. If proration of tendered shares is required, the Company will determine the proration factor as soon as practicable following the expiration date. Proration for each stockholder tendering shares, other than odd lot holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders. Because of the difficulty in determining the number of shares properly tendered, the Company does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until


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

approximately 10 business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date.

         Shareholders may indicate, by checking a box on the Letter of Transmittal (the 'All or None' Box), that they only wish to sell their Shares if they will be able to sell all of their Shares, without any proration. If more than 750,000 Shares have been properly tendered without checking the All or None Box, then the above description of proration will apply only to tenders of such Shares that do not have the All or None Box checked.

         As described in Section 12, the number of shares that the Company will purchase from a stockholder under the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to that stockholder's decision whether or not to tender shares. The letter of transmittal affords each stockholder who tenders shares registered in such stockholder's name directly to the Company the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration. See Section 6.

         This offer to purchase and the related letter of transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, that are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

SECTION 2. PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER; PLANS AND PROPOSALS.

         PURPOSE OF THE TENDER OFFER. No public market currently existsfor the shares. The Company has publicly stated that it did not intend to engage in any redemptions of shares prior to the end of 2008, and it has not changed its suspension of redemptions. However, a group of entities associated with Mackenzie Patterson Fuller, Inc. (collectively "MPF") have made an unsolicited tender offer (the "MPF Offer") to you and your fellow shareholders to purchase up to 750,000 shares at $1.75 per share. This is the fourth in series of MPF tender offers for shares. The first MPF offer was in June of 2005 for a price of $2.25 per share, the second was in October of 2005 for a price of $2.25 per share, and the third was in April of 2006 also at $2.25 per share. Though the Company's performance and operations have resulted in increases in its publicly reported estimated asset value per share in each of the succeeding fiscal quarters since the first MPF offer, and MPF gives no reason for the reduction in price in its current offer, they have reduced the MPF Offer price by $0.50 per share from their prior three offers, or more than 22%. The Company believes the MPF Offer is an overly opportunistic effort by MPF to capitalize on the illiquidity of the shares. The Company believes the value of the shares is substantially in excess of both the MPF Offer price of $1.75 and the Company's Offer price of $2.25 per share. Accordingly, the Company recommends that you and your fellow Shareholders reject the MPF Offer and not tender any Shares in connection with the MPF Offer. As the Company's competing offer is made solely in response to the MPF Offer, the Board remains neutral with respect to the Company Offer and does not make any recommendation as to whether you should tender or refrain from tendering your shares in response to the Company Offer. Nevertheless, the Company recognizes that some shareholders may have a pressing need or desire to liquidate their shares at this time. Given the nature of the MPF Offer, the Company believes that it is in the best interest of the Company and its shareholders to provide these shareholders an opportunity to liquidate at a price in excess of the MPF Offer price. It also provides a method for stockholders not participating to increase their relative percentage interest in the Company and its future operations at no additional cost. As a result, the board of directors believes that investing in the Company's own shares in this manner is an appropriate use of capital.

         Rule 13e-4 under the Securities Exchange Act of 1934, referred to herein as the "Exchange Act," prohibits the Company and its affiliates from purchasing any shares, other than in the tender offer, until at least 10 business days after the expiration date.



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

         Neither the Company nor the Company's board of directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares. The Company has not authorized any person to make any recommendation. Stockholders should carefully evaluate all information in the tender offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender.

         The Company's directors and executive officers have advised the Company that they do not intend to tender any shares in the tender offer. See Section 11.

         CERTAIN EFFECTS OF THE TENDER OFFER. Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in the Company and thus in the Company's future earnings and assets, subject to the Company's right to issue additional shares of common stock and other equity securities in the future. The Company can give no assurance, however, as to whether or at what price a stockholder may in the future be able to sell his or her shares, which price may be higher or lower than the purchase price paid in the tender offer.

         Shares that the Company acquires pursuant to the tender offer will be held as treasury stock.

         The purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of the Company stockholders. Assuming the Company acquires 750,000 shares in the tender offer, 14,241,325 shares will be outstanding immediately after the tender offer, subject to the tender of any shares to MPF in the MPF Offer.

         The shares are registered under the Securities Exchange Act of 1934, which requires, among other things, that the Company furnish information to its stockholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of stockholders. The Company believes that the purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act. The tender offer is conditioned upon there not being any reasonable likelihood, in the Company's reasonable judgment, that the consummation of the tender offer and the purchase of shares will cause its common stock to be eligible for deregistration under the Exchange Act. See
Section 6.

         PLANS AND PROPOSALS. Except as disclosed herein, or as may occur in the ordinary course of its business, the Company currently has no plans or proposals that relate to or would result in:

          - an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

          - a purchase, sale or transfer of a material amount of the Company's assets;

          - any material change in the Company's present dividend rate or policy, indebtedness or capitalization;

          - any change in the Company's present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

          - any other material change in the Company's corporate structure or business;

          - a class of the Company's equity security being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

          - a class of the Company's equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

          - the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act;

          - the acquisition by any person of additional securities of the Company, or the disposition of securities by the Company; or

          - any changes in the Company's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

         The Company reserves the right to change its plans and intentions at any time, as it deems appropriate.

SECTION 3.      PROCEDURES FOR TENDERING SHARES.

         PROPER TENDER OF SHARES. For shares to be tendered properly under the tender offer, the share certificates, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees, and any other documents required by the letter of transmittal, must be received before 5:00 p.m., Pacific Standard Time, on the expiration date by the Company at its address set forth on the back cover page of this offer to purchase.

         SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required if the letter of transmittal is signed by the registered holder of the shares tendered therewith and the holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" in the letter of transmittal. If a share certificate is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

         Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the Company of share certificates, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, and any other documents required by the letter of transmittal. The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

         FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee under the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Company and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the Company is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Company that the stockholder is not subject to backup withholding. Specified stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are exempted from the backup withholding and reporting requirements rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from the information agent. See Instructions in the letter of transmittal.

         To prevent federal backup withholding tax equal to 28% of the gross payments made to stockholders for shares purchased under the tender offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the Company with the stockholder's correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the letter of transmittal. For a discussion of United States federal income tax consequences to tendering stockholders, see Section 12.

         FEDERAL INCOME TAX WITHHOLDING ON FOREIGN STOCKHOLDERS. Foreign stockholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure. See Instructions in the letter of transmittal.

         RETURN OF UNPURCHASED SHARES. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by share certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, without expense to the stockholder.

         DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by the Company, in its sole discretion, and the Company's determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which the Company determines may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and the Company's interpretation of the terms of the tender offer will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. Neither the Company nor any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

         TENDERING STOCKHOLDER'S REPRESENTATION AND WARRANTY; THE COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares under any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to the Company that (1) the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Exchange Act, and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the period during which shares are accepted by lot (including any extensions thereof), the person so tendering
(1) has a net long position equal to or greater than the amount tendered in (a) the subject securities, or (b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and conditions of the tender offer.

LOST OR DESTROYED CERTIFICATES. Stockholders whose share certificate for part or all of their shares have been lost, stolen, misplaced or destroyed may contact the Company for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond will be required to be posted by the stockholder to secure against the risk that the share certificates may be subsequently recirculated. Stockholders are urged to contact the Company immediately in order to permit timely processing of this documentation. Share certificates, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any signature guarantees and any other required documents must be delivered to the Company. Any such documents delivered to any other person will not be forwarded to the Company and, therefore, will not be deemed to be properly tendered.

SECTION 4.      WITHDRAWAL RIGHTS.

         Except as otherwise provided in this Section 4, tenders of shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by the Company under the tender offer, also may be withdrawn at any time after December 10, 2006.

         For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Company at its address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the Company, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the Company.

         Withdrawals may not be rescinded and any shares properly withdrawn thereafter will be deemed not properly tendered for purposes of the tender offer, unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

         If the Company extends the tender offer, is delayed in its purchase of shares or is unable to purchase shares under the tender offer for any reason, then, without prejudice to the Company's rights under the tender offer, the Company may, subject to applicable law, retain tendered shares on behalf of the Company, and these shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

SECTION 5.      PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

         Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms and conditions of any such extension or amendment), promptly following the expiration date, the Company will accept for payment and pay for, and thereby purchase, shares properly tendered and not properly withdrawn prior to the expiration date. For purposes of the tender offer, the Company will be deemed to have accepted for payment, and therefore purchased shares, that are properly tendered and not properly withdrawn, subject to the proration provisions of the tender offer, only when, as and if it gives oral or written notice to the Company of its acceptance of the shares for payment under the tender offer.

         In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, but only after timely receipt by the Company of certificates for shares, a properly completed and duly executed letter of transmittal and any other required documents.

         The Company will pay for shares purchased under the tender offer by transmitting payment directly to the tendering stockholders.

         In the event of proration, the Company will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately 10 business days after the expiration date. Certificates for all shares tendered and not purchased, including shares not purchased due to proration, will be returned to the tendering stockholder promptly after the expiration date or termination of the tender offer without expense to the tendering stockholders. Under no circumstances will interest on the purchase price be paid by the Company regardless of any delay in making the payment. In addition, if certain events occur, the Company may not be obligated to purchase shares under the tender offer. See Section 6.

         The Company will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instructions in the letter of transmittal.

         Any tendering stockholder or other payee who fails to complete fully, sign and return to the Company the substitute Form W-9 included with the letter of transmittal may be subject to U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the stockholder or other payee under the tender offer. See Section 3. Also see Section 12 regarding United States federal income tax consequences for foreign stockholders.

SECTION 6.      CONDITIONS OF THE TENDER OFFER.

         Notwithstanding any other provision of the tender offer, the Company will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act if, at any time on or after October 13, 2006 and before the expiration date, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the tender offer or with acceptance for payment; provided, however, that the occurrence of the event was not within the reasonable control of the Company and was not caused to occur by the Company with an intended purpose or effect of causing the amendment or termination of the Offer:

                  (1) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (a) challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer, or (b) in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company or otherwise materially impair in any way the contemplated future conduct of the business of the Company or materially impair the Company's ability to purchase up to 750,000 shares in the tender offer;

                  (2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or the Company by any court or any authority, agency or tribunal that, in the Company's reasonable judgment, would or might, directly or indirectly, (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (b) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the shares, or (c) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company or otherwise materially impair in any way the contemplated future conduct of the business of the Company;

                  (3) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union, (c) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for real estate mortgage loans in particular, that, in the Company's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (e) any significant decrease in the estimated value of the shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of the Company, have a material adverse effect on the business, condition (financial or other), income, operations or prospects of the Company or otherwise materially impair in any way the contemplated future conduct of the business of the Company, or (f) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

                  (4) a tender or exchange offer for any or all of the shares (other than this tender offer or the MPF Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company has been proposed, announced or made by any person or has been publicly disclosed;

                  (5) the Company learns that (a) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Commission on or before October 13, 2006), or (b) any entity, group or person who has filed a
Schedule 13D or Schedule 13G with the Commission on or before October 13, 2006 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 2% or more of the outstanding shares;

                  (6) any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire the Company or any of its shares of common stock, or has made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of the respective assets or securities of the Company and its subsidiaries;

                  (7) any change or changes have occurred or are threatened in the Company's business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in the reasonable judgment of the Company, materially impairs the Company's ability to purchase up to 750,000 shares in the tender offer; or

                  (8) there shall be any reasonable likelihood, as determined by the Company in its reasonable judgment, that the consummation of the tender offer and the purchase of the shares will cause the shares to be eligible for deregistration under the Exchange Act.

         The foregoing conditions are for the sole benefit of the Company and may be asserted or waived by the Company, in whole or in part, at any time and from time to time, before the expiration date, in its sole exercise of reasonable discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if the Company waives any of the conditions described above, the Company may be required to extend the expiration date. Any such determination or judgment by the Company concerning the events described above will be final and binding on all parties.

SECTION 7.      DETERMINATION OF OFFER PRICE; DIVIDENDS.

         There is no public market for the Company's shares, so no market prices are available for purposes of determining the offer price. In connection with the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2006, the Company estimated that the net asset value of the Company is approximately $4.40 per share. No independent appraisal or opinion has been obtained to support the Company's analysis and, as there is no public market for the shares, the Company's estimated value does not constitute a market value for the shares but only the estimated value of the Company's assets. The Company has no plans to liquidate its assets and there can be no assurance as when or whether shareholders will be able to liquidate shares or what value they might realize upon such liquidation, other than through the current offers.

         The Company Offer price was established solely for the purpose of providing shareholders who may need or desire an immediate liquidation of shares with an opportunity to sell their shares for a better price than offered by MPF in the MPF Offer. In doing so, the Company selected $2.25 as the price because it is the price that was offered by MPF in its three prior tender offers over the last 17 months, and these three offers represent the only recent opportunities for liquidity. The Company therefore determined to offer shareholders at least the price offered to those who sold during the last year, and a price which, if it is accepted by shareholders tendering shares, will nevertheless benefit the remaining shareholders by potentially increasing the value of those shares that remain outstanding.

         The Company's estimate of net asset value relies on estimates and assumptions of the Company's real estate investments and other assets. The estimated valuations of investments in real estate include management's best estimates of the amounts we expect to realize on the sale of our investments. The estimates are based on an analysis of the properties, including certain inherent assumptions and estimates that are involved in preparing such valuations. While management believes that its assumptions are reasonable, there can be no assurance that the assumptions will prove to be accurate, or that other factors might not have a material affect on what might actually be realized from the Company's assets. Accordingly, the amounts the Company might ultimately realize from liquidation of its assets could differ materially from management's estimates.

Dividends

         The Company has not paid any dividends on the shares since September, 2003, and currently anticipates that, if its current business plan is pursued, no dividends will paid at least through the fourth quarter of 2008.

SECTION 8.      SOURCE AND AMOUNT OF FUNDS.

         Assuming the Company purchases 750,000 shares in the tender offer at the purchase price of $2.25 per share, approximately $1,687,500 will be required to purchase such shares. The Company currently holds liquid capital in the amount of the funds necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses. The tender offer is not conditioned upon the receipt of financing. See Section 6.

SECTION 9.      CERTAIN INFORMATION CONCERNING THE COMPANY.

GENERAL.

         The Company's principal executive office is located at 420 Florence Street, Suite 200, Palo Alto, California 94301; telephone (650) 328-3060.

INVESTMENT PORTFOLIO

Loans Receivable Secured By Real Estate:

As of June 30, 2006 we had the following loans receivable secured by real estate which are described below:

                Collateral              Maturity Date           Balance
                -------------------- ----------------- -----------------
Loan 2724       First Trust Deeds             Various        $7,435,000
Loan 2719       First Trust Deed             Feb 2007         3,825,000
                                                       -----------------
                                                           $ 11,260,000
   Total
                                                       =================

Loan 2724 - Loan 2724 comprises loans that are originated and serviced by Cupertino Capital, a California Real Estate broker. The loans are typically secured by first deeds of trust on real property in California, pay interest monthly and most of the loans are personally guaranteed by the principals of the borrowing entities. BellaVista's investment in each loan, in most cases, is a portion of the entire loan, with other individuals or companies owning the balance. As of June 30, 2006 one of these loans, totaling $675,000 was in default due to delinquent payments. Based on the estimated value of the underlying collateral, we currently believe there are no impairments to this loan.

Loan 2719 - Our loan was made to a developer who is subdividing a parcel of land in East Palo Alto, California into 78 lots for construction of live/work units. The loan is secured by a first deed of trust on the development parcel, requires payment of interest only each month, is due in February 2007, and is personally guaranteed by the developer's principal partner.

Joint Venture Investments In Real Estate Developments:

As of June 30, 2006 we had the following joint venture investments in real estate developments which are described below:


                                                                                                        Remaining
                                                   Amount       Capitalized           Carrying            Funding
Description         Investment Type              Invested    Interest Costs             Amount         Obligation
------------------- ------------------- ------------------ ----------------- ------------------ ------------------
2524                Secured Loan              $   644,635        $    6,594        $   651,229          $      --
2525                Equity                      2,183,857            13,680          2,197,537            982,892
2526                Secured Loan                3,335,950            21,382          3,357,332            399,990
2557                Secured Loan                2,000,000             4,292          2,004,292                 --
2630                Secured Loan                  773,786             3,307            777,092          4,767,721
2676                Equity                      2,258,550             8,858          2,267,408            891,450
2679                Equity                      4,959,056            19,232          4,978,288          1,294,131
2688                Secured Loan                3,321,964             6,984          3,328,948          2,878,036
2701                Equity                      4,100,000            10,502          4,110,502                 --
2703                Secured Loan                2,150,000             2,938          2,152,938                 --
2753                Secured Loan                1,500,000             3,609          1,503,609                 --
2789                Secured Loan                1,425,000               654          1,425,654            775,000
                                        ------------------ ----------------- ------------------ ------------------
Total                                        $ 28,652,798       $   102,032       $ 28,754,829      $  11,989,220
                                        ================== ================= ================== ==================

Investment 2524 - This investment is structured as a $1,200,000 loan secured by a third deed of trust on a 10.3 acre parcel in Colorado Springs, Colorado which will comprise 148 condominium units, scheduled to be constructed in phases. The loan is junior to a deed of trust in the amount of $2,392,000 and a revolving construction deed of trust totaling $4,000,000, both in favor of Ohio Savings Bank. The note was issued on May 12, 2004, and accrues interest which is due and payable at the loan's maturity date, November 12, 2006. The note also provides for additional interest equal to a percentage of the gross sales price of each condominium unit sold.

Investment 2525 - This $3,250,000 investment is structured as an equity investment in a 1.1 acre development in East Palo Alto, California. The property was originally zoned residential and the developer applied for a change in zoning to residential/retail mixed use. Our agreement with the developer provides for the payment of a preferred return on our invested capital and a portion of the development's profits. The developer received approval for zoning change in June 2005 and has secured a $12.7 million construction loan.

Investment 2526 - This investment is structured as a $3,353,000 loan secured by a second deed of trust on a 6,551 square foot parcel in San Francisco, California which will comprise 32 condominium units in a six story steel frame building. Construction started in January 2005 and is expected to complete in

Fall 2006. The loan is junior to a construction deed of trust in the amount of $9.3 million. The note was issued on December 7, 2004 and matured on March 15, 2006. During April 2006, we modified the loan by extending the maturity date to September 15, 2006 and providing additional proceeds increasing the total amount of the loan to $4,453,000. The note provides for additional interest equal to a percentage of the gross sales price of each completed unit.

Investment 2557 - This investment is structured as a $2,200,000 loan secured by a second deed of trust on approximately 10 acres in Sacramento, California which will comprise 160 condominium units. Construction is underway on the site improvements and foundations for 45 units. The loan is junior to a construction deed of trust in the amount of $12.0 million. The note was issued on November 15, 2005 and matures on May 31, 2007. The note provides for additional interest calculated as a percentage of the gross sales price of each unit sold.

 Investment 2630 - This investment is structured as a $5.45 million loan secured by a first deed of trust on a 7,500 square foot parcel in Oakland, California which will comprise 16 condominium units in a four story wood frame building over a concrete parking garage at grade. Units are expected to sell for approximately $400,000 per unit. Our loan is secured by a first deed of trust, with a repayment guarantee from the developer and is due on June 30, 2007. In addition to interest accruing on the outstanding balance of the loan, we are entitled to receive a share of the profits from the development.

Investment 2676 - This investment is structured as a $3.15 million equity investment in Livermore Village I, LLC for the purpose of acquiring, entitling and developing approximately 300 condominium units on 5.5 acres in downtown Livermore, California. We supplied 90% of the equity required with the developer contributing the remaining 10%. We will receive a preferred return and a share of the profits from the development.

Investment 2679 - This investment is structured as a $6.7 million loan secured by a first deed of trust on a 40 unit apartment building in Modesto, California. The developer plans to subdivide the apartments and sell them as condominium units. Units are expected to sell for approximately $225,000 per unit. Our investment is secured by a first deed of trust, with a repayment guarantee from the developer. In addition to the interest which accrues on the outstanding balance of the note, we are entitled to receive a share of the profits from the development.

Investment 2688 - This investment is structured as a $7.0 million loan secured by a first deed of trust on a 13 story office building in Oakland, California. The developer plans to convert the building into six office condominiums, six residential condominium units and one retail unit. Our loan matures on April 20, 2007 and we are entitled to a share of the profits from the development.

Investment 2701 - This $4,100,000 investment is structured as an equity investment in a 2-acre development in Goleta, California. The developer plans to build 37 townhome units which are expected to sell for approximately $765,000 per unit. Our joint venture agreement with the developer provides for the payment of a preferred return on our invested capital and a portion of the development's profits.

Investment 2703 - This investment is structured as a $3.0 million loan secured by a second deed of trust on 66 condominiums in Bremerton, Washington. The loan is junior to a construction deed of trust in the amount of $19.3 million. Units are expected to sell for an average of $470,000. The note was issued on February 10, 2006, matures on February 10, 2008, and accrues interest on the outstanding balance.

Investment 2753 - This investment is structured as a $1.730 million loan secured by a second deed of trust on approximately 10 single family homes and 40 residential lots in Clio, California. Construction of 6 lots has begun with completion of the first units expected during summer 2006. The loan is junior to a construction deed of trust in the amount of $6.545 million. The note was issued on December 21, 2005, matures on June 21, 2007 and, in addition to interest accruing on the outstanding balance, the note provides for additional interest calculated as a percentage of the gross sales price of each of the 10 homes sold.

Investment 2789 - This investment is structured as a $3.1 million loan secured by a second deed of trust on 40 condominium units in West Hollywood, California. The loan is junior to a construction deed of trust in the amount of $18.5 million. The note was issued on June 15, 2006, matures on February 15, 2008, and accrues interest on the outstanding balance.

Direct Investments In Real Estate Developments:

As of June 30, 2006, we or our wholly-owned subsidiary, Sands Drive San Jose, Inc., held title to two properties which we received through foreclosure. The properties are described below:

                                                                                    Carrying
                         Amount Invested      Capitalized        Recognized        Amount of          Costs to
Description            (net of payments)   Interest Costs        Impairment         Property          Complete
--------------------- ------------------- ---------------- ----------------- ---------------- -----------------
Under construction
   2518                     $  4,734,145       $  235,235       $ 1,048,399     $  3,920,980        $  722,673

Held for sale
   2216                       14,958,513          710,427         2,145,617       13,571,319         5,760,370
                      ------------------- ---------------- ----------------- ---------------- -----------------

Total                       $ 19,692,658        $ 945,662       $ 3,194,016     $ 17,492,299       $ 6,483,043
                      =================== ================ ================= ================ =================

Property 2518 - This property is an approximately 6,400 square foot home in Tiburon, California. We received title to the property through foreclosure on September 29, 2004. We have engaged a contractor to complete construction which is expected to complete by Spring 2007.

Property 2216 - This is an approximately 8-acre parcel approved for development of 72 townhomes and condominiums totaling approximately 123,372 square feet in San Jose, California. Models were opened in October 2005 and to date 56 of the 72 units have sold with 37 units having closed escrow as of June 30, 2006. Construction and sales are expected to continue into fall 2006.


AVAILABLE INFORMATION.

         The Company is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information relating to its business, financial condition and other matters. The Company is required to disclose in these periodic reports certain information, as of particular dates, concerning the Company directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of the Company and any material interest of such persons in transactions with the Company. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer. This material and other information may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains periodic reports and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

INCORPORATION BY REFERENCE.

         The Company's annual report on Form 10-K for the fiscal year ended September 30, 2005, and its quarterly reports on Form 10-Q for the quarters ended December 31, 2005, March 31, and June 30, 2006, all as filed with the Securities and Exchange Commission, is hereby incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this offer to purchase, shall be deemed to be modified or superseded for purposes of this offer to purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this offer to purchase, except as so modified or superseded.

         Stockholders can obtain any of the documents incorporated by reference in this document from the Company or from the Securities and Exchange Commission's web site at the address described above. Documents incorporated by reference are available from the Company without charge, excluding any exhibits to those documents. Stockholders can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the Company at 420 Florence Street, Suite 200, Palo Alto, California 94301; telephone (650) 328-3060. Any stockholder requesting information should be sure to include his or her complete name and address in the request. If a stockholder requests any incorporated documents, the Company will mail them to you by first class mail, or another equally prompt means, within one business day after the Company receives your request.

SECTION 10. DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

Our Board of Directors consists of five director positions. Our directors, executive officers and senior officers and their positions, as of the date of this filing, are:

 Name                     Position
 ----                     --------

 Michael Rider            Chief Executive Officer, Chief Financial Officer
                             and Director
 William Offenberg        Chairman
 Robert Puette            Director
 Jeffrey Black            Director
 Patricia Wolf            Director
 Eric Hanke               Chief Investment Officer

       The business background and experience of our directors and executive officers is as follows:

       Michael Rider, age 44, is a co-founder, director, Chief Executive Officer and Chief Financial Officer of the Company. Mr. Rider's term of office as a director expires in 2008. Mr. Rider was controller, then Chief Financial Officer for The Plymouth Group and its successor, TPG Development Corporation, a San Francisco Bay Area real estate development company from 1991 until 1998. From 1986 to 1990 Mr. Rider was senior accountant with Kenneth Leventhal & Company, a national public accounting firm specializing in real estate accounting and advisory services. Mr. Rider is a certified public accountant and a member of the Urban Land Institute. Mr. Rider received a B.A. degree in Economics/Business from the University of California Los Angeles.

         William Offenberg, age 53, has been a member of the Board since July 2005. Prior to joining the Board, Mr. Offenberg acted as a consultant to the Board since July 2004. From 1998 to 2005, Mr. Offenberg was an Operating Partner at Morgenthaler Partners, a $2 billion private equity firm, where he specialized in recapitalizations and leveraged buyouts. In his capacity as Operating Partner, Mr. Offenberg has served in a variety of executive and board positions at various Morgenthaler portfolio companies. Between 1993 and 1997, Mr. Offenberg was President and Chief Executive Officer of Gatan International, a developer of scientific instrumentation. Prior to joining Gatan, Mr. Offenberg was President of Spectra-Physics Analytical from 1986 to 1993. Between 1977 and 1986, Mr. Offenberg held various management positions at Perkin-Elmer's Instrument Group. Mr. Offenberg began his career as a chemist at Atlantic Richfield. Mr. Offenberg has degree in Chemistry from Bowdoin College and did graduate work in analytical chemistry at Indiana University.

       Robert Puette, age 64, is the President of Puette Capital Management, Inc., an investment and consulting company that he founded in 2005. He has been a member of the BellaVista Board since March 1, 2002. Prior to such time, Mr. Puette served as an advisory director to the Company. Between 2001 and 2004, Mr. Puette was a partner at the WK Technology venture capital firm. Between 1997 and 2000, Mr. Puette was the President, Chief Executive Officer, and member of the Board of Directors of Centigram Communications Corporation (NASDAQ), a communications technology firm. Prior to his position at Centigram, from 1995 to 1997, Mr. Puette served as President, CEO and Chairman of the Board of Directors at NetFRAME Systems (NASDAQ), a high-availability computer server company, and from 1990 to 1993, Mr. Puette served as President of Apple USA, Apple Corporation (NASDAQ). Prior to 1990, Mr. Puette served as a Group General Manager of Hewlett-Packard Corporation (NYSE). Mr. Puette is also on the Boards of Cupertino Electric Corporation (Private), iPolicy Networks Corporation (Private), Bentek Corporation (Private), Fat Spaniel Corporation (Private) and Aether Wire Corporation (Private). He is also a former director of Cisco Systems (NASDAQ). Mr. Puette holds a BSEE degree from Northwestern University and a MSOR degree from Stanford University.

         Jeffrey Black, age 51, is a Senior Vice President in the Silicon Valley office of Grubb & Ellis, a national real estate company, where he has worked since 1977. In his 28 years as a real estate broker, he has concluded real estate transactions in excess of $1 billion. Notable clients that Mr. Black has represented include eBay, Altera, Amdahl, AT&T, Exxon Corporation, Marriott, TRW Corporation, VLSI Technology, Steelcase, Advanced Micro Devices and Ernst & Young. He has been named one of the Top 10 Brokers Nationwide (Grubb & Ellis
2003); No. 4 Broker in Silicon Valley (San Jose Business Journal 2003); the Hall of Fame Award (Association of Silicon Valley Brokers 1997). Mr. Black has a Bachelor's of Science and Commerce degree in Finance from the University of Santa Clara.

       Patricia Wolf, age 60, is currently Chair of the Board of Trustees for Ottawa University where she focuses on strategic planning issues. From 1986 until 2002 she was employed by Management Technology America, the computer software company she founded in 1986. In 1999, Ms. Wolf sold Management Technology America to a company listed on the NYSE. During the period from 1999 to 2002 she continued her employment with Management Technology America. Ms. Wolf holds a Bachelor's degree in Business Administration and a Master's degree in Management, both from Ottawa University.

       Eric Hanke, 37, is the Vice President of Business Development. His activities include overseeing the origination of new investment opportunities and capital raising activities, marketing and investor relations. Prior to joining Primecore, Mr. Hanke was an investment-banking associate with Arthur Andersen's Real Estate Capital Markets Group based in San Francisco and Washington D.C. He is a member of the Urban Land Institute and is a licensed real estate broker. Mr. Hanke earned his B.A. in economics from the University of California at Irvine and a MBA, with an emphasis in real estate and finance, from the Marshall School of Business at the University of Southern California.

         As of September 30, 2006, the Company had 14,991,325 issued and outstanding shares. The 750,000 shares that the Company is offering to purchase represent approximately 5% of the shares outstanding on September 30, 2006. All of the outstanding shares are common shares.

       The following table presents information regarding the beneficial ownership of our capital stock as of September 30, 2006 of each of our directors and executive officers; and (3) all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                      Number           Percent
 Title of Class        Beneficial Owner            of Shares          of Class
                                             ---------------- -----------------

 Common Stock          Robert Puette                 405,241              2.70
                       Jeffrey Black                 267,341              1.78
                       Patricia Wolf                 167,030              1.11
                       William Offenberg             107,404              0.72
                       Michael Rider                  12,164                 *
                       Eric Hanke                      2,170                 *
                                             ---------------- -----------------

                          Total                      961,350              6.41
                                             ================ =================

  * Represents less than 1% of the total number of outstanding shares.

         The foregoing officers and directors holding shares have represented to the Company that they do not currently intend to tender their shares in response to this Offer to Purchase.

         MPF, as an affiliated group, is the only person known to the Company to beneficially own more than 5% of the outstanding shares, and, as of September 30, 2006, MPF held 1,231,232 shares or approximately 8.21% of the outstanding shares.

Agreements, Arrangements Or Understandings

         As of July 13, 2004, the Company entered into a Shareholder Rights Agreement with Mellon Investor Services, LLC as Rights Agent. Concurrently with the adoption of the Shareholder Rights Plan represented by the Shareholder Rights Agreement, the Board of Directors declared a dividend of one Right (as defined in the Agreement) per outstanding share of its Common Stock, par value $0.01 per share (the to holders of record as of July 1, 2004. Each Right entitles the holder thereof to acquire a share of the Company's capital stock on the terms and conditions, and subject to the restrictions and adjustments, set forth in the Agreement, a copy of which is attached to the Company's Current Report filed with the Securities and Exchange Commission and dated July 13, 2004 as Exhibit 4.4 and is hereby incorporated herein by this reference.


SECTION 11.       LEGAL MATTERS; REGULATORY APPROVALS.

         Except as described above, the Company is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by the Company as contemplated by the tender offer. Should any approval or other action be required, the Company presently contemplates that it will seek that approval or other action. The Company is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligations of the Company under the tender offer to accept for payment and pay for shares is subject to conditions. See Section 6.

SECTION 12.       U.S. FEDERAL INCOME TAX CONSEQUENCES.

         GENERAL. The following summary describes the material United States federal income tax consequences of the tender offer to stockholders whose shares are properly tendered and accepted for payment in the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, S corporations, expatriates of the United States, persons who are subject to alternative minimum tax, persons that have a "functional currency" other than the United States dollar, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes. This summary also does not address the state, local or foreign tax consequences of participating in the tender offer or any United States tax other than federal income tax. You should consult your tax advisor as to the particular tax consequences to you of participation in this tender offer.

         In addition, except as otherwise specifically noted, this summary applies only to holders of shares that are "United States holders." For purposes of this discussion, a "United States holder" means a holder of shares that for United States federal income tax purposes is:

         - a citizen or resident of the United States;

         - a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

         - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

         - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

         If a stockholder is a partnership (including any entity treated as a partnership for United States federal income tax purposes), the tax treatment of a partner in the partnership will generally depend upon the status of the partners and the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the tender offer.

         STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE TENDER OFFER.

         Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the tender offer.

         CHARACTERIZATION OF THE PURCHASE. The purchase of a United States holder's shares by the Company under the tender offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from the Company.

         Under Section 302 of the Code, a United States holder whose shares are purchased by the Company under the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

         - results in a "complete redemption" of the United States holder's equity interest in the Company;

         - results in a "substantially disproportionate" redemption with respect to the United States holder; or

         - is "not essentially equivalent to a dividend" with respect to the United States holder.

         Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

         TREATMENT OF TENDER OFFER AS SALE OR EXCHANGE. If a United States holder satisfies any of the Section 302 tests explained below, the United States holder will be treated as if it sold its shares to the Company and will recognize capital gain or loss equal to the difference between the amount of cash received under the tender offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefore. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by the Company under the tender offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by the Company from a United States holder under the tender offer. A United States holder may be able to designate which blocks of shares it wishes to tender under the tender offer if less than all of its shares are tendered under the tender offer, and the order in which different blocks will be purchased by the Company in the event of proration under the tender offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

         TREATMENT OF TENDER OFFER AS A DIVIDEND OR DISTRIBUTION. If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by the Company under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by the Company under the tender offer will be treated as a distribution to the United States holder with respect to its shares under Section 301 of the Code, taxable as a dividend to the extent of the United States holder's share of the available current and accumulated earnings and profits (within the meaning of the Code) of the Company. To the extent the amount exceeds the United States holder's share of the available current and accumulated earnings and profits of the Company, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares by the Company under the tender offer is treated as the receipt by the United States holder of a dividend, the United States holder's remaining adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

         CONSTRUCTIVE OWNERSHIP OF STOCK AND OTHER ISSUES. In applying each of the Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security.

         SECTION 302 TESTS. One of the following tests must be satisfied in order for the purchase of shares by the Company under the tender offer to be treated as a sale or exchange for federal income tax purposes:

               Complete Redemption Test. The purchase of a holder's shares by the Company under the tender offer will result in a "complete redemption" of the holder's equity interest in the Company if all of the shares that are actually or constructively owned by the holder are sold under the tender offer, provided that no shares of any other class of stock in the Company are actually or constructively owned by the holder. If the tender offer is prorated, the shares not purchased due to such proration must be taken into account in determining whether a "complete redemption" has occurred. With respect to shares owned by certain related individuals, the holder may be entitled to and may waive, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the holder. Holders wishing to satisfy the "complete redemption" test through waiver of the constructive ownership rules should consult their tax advisors.

               Substantially Disproportionate Test. The purchase of a holder's shares by the Company under the tender offer will result in a "substantially disproportionate" redemption with respect to the holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the holder immediately before the purchase (treating as outstanding all shares purchased under the tender offer). For those holders who also own the Company common stock, the "substantially disproportionate" test will not be satisfied unless the holder's ownership of common stock immediately after completion of the tender offer is less than 80 percent of that owned immediately before the completion of the tender offer.

Not Essentially Equivalent to a Dividend Test. The purchase of a holder's shares by the Company under the tender offer will be treated as "not essentially equivalent to a dividend" if the reduction in the holder's proportionate interest in the Company as a result of the purchase constitutes a "meaningful reduction" given the holder's particular circumstances. Whether the receipt of cash by a stockholder who sells shares under the tender offer will be "not essentially equivalent to a dividend" will depend upon the stockholder's particular facts and circumstances. Holders should consult their tax advisors as to the application of this test in their particular circumstances.

         FOREIGN STOCKHOLDERS. If a foreign stockholder (i.e., a stockholder other than a United States holder,) is treated as having sold its stock to the Company, it will be subject to United States federal income tax on any gain realized on the purchase of shares by the Company in the tender offer if (i) the gain is effectively connected with the conduct by such foreign stockholder of a trade or business in the United States (in which case the branch profits tax discussed below may also apply if the foreign stockholder is a corporation); or
(ii) the foreign stockholder is an individual and is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met; or (iii) the Company is or has been a U.S. real property holding corporation (a "USRPHC") for United States federal income tax purposes. If a foreign stockholder is subject to U.S. income tax under the foregoing circumstances, it will also be subject to withholding (in addition to any backup withholding to which it may be subject).

         If a foreign stockholder does not satisfy any of the Section 302 tests explained above, the purchase of a foreign stockholder's shares by the Company under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the foreign stockholder. Instead, the entire amount received by the foreign stockholder with respect to the purchase of its shares by the Company under the tender offer will be treated as a distribution to the foreign stockholder with respect to its shares under Section 301 of the Code, and treated as a dividend to the extent of the foreign stockholder's allocable share of the available current and accumulated earnings and profits (within the meaning of the Code) of the Company. Dividends paid to foreign stockholders are subject to United States withholding at a rate of 30% of the gross amount of the dividend or, if applicable, at a lower treaty rate, if the stockholder provides proper evidence that it qualifies for benefits under such a treaty. A dividend that is effectively connected with the conduct of a trade or business in the United States by a foreign stockholder will be exempt from the withholding tax described above and subject instead to the United States federal income tax on net income that generally applies to United States stockholders.

         STOCKHOLDERS WHO DO NOT RECEIVE CASH UNDER THE TENDER OFFER. Stockholders whose shares are not purchased by the Company under the tender offer should not incur any United States federal income tax liability as a result of the completion of the tender offer.

         BACKUP WITHHOLDING. See Section 3 with respect to the application of United States federal backup withholding tax.


SECTION 13.       EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT.

         The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Company and making a public announcement of the extension. The Company also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the Company and making a public announcement of termination or postponement. The Company's reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer.

         Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., Pacific Standard Time, on the next business day after the last previously scheduled or announced expiration date.
Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release.

         If the Company materially changes the terms of the tender offer or the information concerning the tender offer, the Company will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If (1) the Company increases or decreases the price to be paid for shares or increases or decreases the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares, and,
(2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such ten business day period.

SECTION 14.       FEES AND EXPENSES.

         No fees or commissions will be payable by the Company for soliciting tenders of shares under the tender offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, for purposes of the tender offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this document and the Instructions in the letter of transmittal.

SECTION 15.       MISCELLANEOUS.

         The Company is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

         Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

         The Company has not authorized any person to make any recommendation on behalf of the Company as to whether stockholders should tender or refrain from tendering shares in the tender offer. The Company has not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this offer to purchase or in the letter of transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by the Company.

October 13, 2006

         The letter of transmittal and share certificates and any other required documents should be sent or delivered by each stockholder to the Company at the address set forth below:

                            BellaVista Capital, Inc.
                                Diane Christensen
                         420 Florence Street, Suite 200
                           Palo Alto, California 94301
                            Telephone (650) 328-3060
                            Facsimile (650) 328-3066